Exhibit 8.1

List of Significant Subsidiaries

Unless stated otherwise, each subsidiary is wholly owned and does business under its name of incorporation.

Company	Jurisdiction of Incorporation

ARM Limited	England and Wales

ARM Inc.	US

ARM KK	Japan

ARM Korea Limited	South Korea

ARM France SAS	France

ARM Belgium NV	Belgium

ARM Norway AS	Norway

ARM Sweden AB (formerly Logipard AB)	Sweden

ARM Germany GmbH	Germany

ARM Embedded Technologies Pvt. Ltd.	India

ARM Physical IP Asia Pacific Pte. Ltd.	Singapore

ARM Taiwan Limited	Taiwan

ARM Consulting (Shanghai) Co. Ltd.	PR China